Exhibit 10.1

Coherent Corp. 375 Saxonburg Blvd. Saxonburg, PA 16056-9499 USA

February 5, 2023

Ilaria Mocciaro

Dear Ilaria,

On behalf of Coherent Corp., I am pleased to confirm the offer of employment to you for the position of Senior Vice President, Chief Accounting Officer, and Corporate Controller reporting to Mary Jane Raymond. Upon attainment of Board of Director approval and the reinstatement of your CPA you will be named the Principal Accounting Officer, which is an officer of the Company and a Section 16 filer. The compensation and employee benefits programs that accompany this position are outlined as follows.

At our foundation, you will find a culture built on:

•	I CARE Values: Integrity, Collaboration, Accountability, Respect, and Enthusiasm

•	Quality: Fully satisfying customers and continually improving

•	Mission: Enabling the world to be safer, healthier, closer, and more efficient

•	Vision: A world transformed through innovative materials vital to a better life today and the sustainability of future generations

Base Salary and Bonus Plan

You will receive a base salary of $14,423 bi-weekly, ($375,000 annualized). You will be eligible to participate in our bonus program at a level of 55 percent of your base salary for a target bonus of $206,250. It is prorated based on your date of employment at a rate of 100% for the prorated timeframe. Our fiscal year is July 1st through June 30th.

Equity Awards

We will recommend to the Human Capital and Compensation Committee of the Board of Directors that you be considered for an equity award of restricted stock units (RSUs) with a value of approximately $270,000. The RSUs vest over a three-year period at a rate of 1/3 on the first anniversary of the grant and 1/3 on the second and third anniversaries of the grant (subject to continued employment). The RSU grants are subject to the terms of our plan and applicable agreements. This equity is a New Hire grant. Future equity awards may vary in value or be eliminated.

Future Target Direct Compensation (TDC)

Your ongoing TDC to reflect your role to be offered during our annual merit process in August 2023 will be approximately ~$800,000 as noted below. Compensation is evaluated annually and adjusted based on performance and scope/role responsibilities.

•	Base = ~$375,000

•	Bonus = 55%

•	Target Bonus = ~$206,250

•	Target Cash Compensation = ~$581,250

•	Annual Merit Equity Awards (granted August 28, 2023) = ~$220,000 (70% time-based and 30% performance-based)

•	Target Direct Compensation = ~$801,250

Sign-on Bonus

In addition, we will provide you with a sign-on bonus of $50,000. This bonus will be owed to Coherent Corp. If you choose to leave the Company for other than Good Reason (Appendix) prior to two years of employment.

Employee Stock Purchase Plan (ESPP)

Twice per year, you may enroll in our ESPP. The plan gives employees the opportunity to purchase our stock at 85% of its fair market beginning or ending value during the period, paying for the stock through a company payroll deduction. You can contribute a maximum of 10% (maximum $25,000/yr.) of your annual base salary directed toward the purchase of stock under the terms of the program.

401(k)

You will automatically be enrolled in our 401(k) savings plan at 8% of your annual salary upon joining us. Per the terms of the Plan, we offer a 50% match on the first 8% of your annual contribution. Employer matching contributions vest at a rate of 25% per year of employment and will be fully vested after four years of employment.

Benefits Program

We offer an attractive employee benefits program that includes medical and dental insurance coverage, life and accident insurance, disability coverage, and flexible spending accounts. Your Paid Time Off will accrue at .77 days biweekly: four weeks annually.

Immigration

This offer is contingent upon proof of identity and work eligibility. In accordance with the Immigration Reform and Control Act, we require you to be a United States citizen or to have authorization to work in the United States. In either case, verification of your right to work is required within 72 hours of the start of your employment. Please complete the I-9 form via our Onboarding website prior to your first day of employment. The link will be emailed to you. On your first day of work, please bring the I-9 required documents that authenticate your work eligibility. If you do not receive the link within three business days, or If you anticipate having difficulty producing original documents, please contact our Human Resource Department.

Confidentiality and Non-Disclosure

We have a policy of non-disclosure to anyone within our Company of any confidential and/or proprietary information regarding your current employer and/or anyone else with whom you have, by reason of employment or otherwise, signed or are covered by a non-disclosure or similar agreement. Accordingly, please do not use, or disclose any proprietary information belonging to your current employer or any other person or company with which you have signed an agreement. Additionally, you confirm that you are not bound by any other lawful agreement with any prior or current employer, person or entity that would prevent you from fully performing your duties in the offered position.

Confidential Information and Arbitration

Because the Company’s proprietary information is extremely important, this offer of employment is expressly subject to your executing the Invention, Assignment, Confidentiality, Non-Competition, and Non-Solicitation Agreement and Arbitration Agreement forms found on our Onboarding website, as well as your agreement to follow other rules and policies that the Company may announce from time to time.

At-Will Employment

This offer of employment is not for any specific length of future service; instead, your employment is “at will.” This means that you may terminate your employment with or without cause or prior notice, and the Company has the same right. In addition, the Company may change your compensation, benefits, duties, assignments, responsibilities, location of your position, or any other terms and conditions of your employment, at any time to adjust to the changing needs of our dynamic company. These provisions expressly supersede any previous representations, oral or written. Your at-will employment status cannot be modified unless it is written and signed by both you and the President of the Company.

Severance: If your employment is terminated as part of a restructuring or for no-cause, or if you resign with Good Reason (Appendix) and you sign and return the Release of Claims form provided by the Company (without revoking it) will receive the following severance benefits:

•	9 months base salary

•	9 months company paid COBRA benefits continuation

•	9 months non-competition/non-solicitation

Coherent Corp. offers growth potential in an exciting technology as well as the stability and strength of a well-established firm. We believe you will be a valuable addition to our staff, and I want to welcome you as part of the team.

This offer of employment and your continued employment are contingent upon your authorization of, and the satisfactory completion of a background check and drug screening conducted in accordance with local, state, and federal law by our background check provider and the issuance of the appropriate export license (if required). Please note that if this position has been deemed an ITAR compliant position this offer of employment is also contingent upon us obtaining any required license or other authorization for your access to technology or software controlled under the International Traffic in Arms Regulations or Export Administration Regulations.

This offer expires on February 6, 2023. We look forward to working with you. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

Best Regards,

Shirley Reha

Chief Human Resources Officer

I agree to and accept employment with Coherent Corp. on the terms and conditions set forth in this agreement.

Ilaria Mocciaro

February 2023

Appendix:

“Cause” means that any of the following have occurred:

(i)

the willful and continued failure by a Participant to perform the Participant’s duties and responsibilities with the Company (other than any such failure resulting from incapacity due to physical or mental illness or disability) which is not cured within thirty (30) days of receiving written notice from the Company specifying in reasonable detail the duties and responsibilities which the Company believes are not being adequately performed;

(ii)	the willful engaging by a Participant in any act which is materially damaging to the Company;

(iii)	the conviction of a Participant of, or a plea of “guilty” or “no contest” to: (A) any felony; or (B) a criminal offense involving fraud, dishonesty or other moral turpitude;

(iv)	the engaging by a Participant in any intentional act of dishonesty resulting or intended to result, directly or indirectly, in personal gain to the Participant at the Company’s expense.

“Good Reason” means, without a Participant’s express written consent:

(i)	a material reduction of the Participant’s employment responsibilities;

(ii)	a material reduction by the Company of the Participant’s Base Salary;

(iii)	a material increase in the amount of the Participant’s business travel which produces a constructive relocation of the Participant;

i.	Ilaria’s projected business travel is estimated to be 50% year 1.

(iv)

a material reduction by the Company in the kind or level of employee benefits to which the Participant is entitled immediately prior to such reduction with the result that the Participant’s overall benefits package is significantly reduced; or

(v)

the relocation of the Participant to a facility or a location more than thirty (30) miles from the Participant’s Primary Work Location, unless such relocation results in the Participant’s primary work location being closer to the Participant’s then primary residence or does not substantially increase the average commuting time of the Participant.

i.	Ilaria’s work location is identified as remote, currently Chicago.

Offer letter for candidate Ilaria Mocciaro

Candidate’s response “Accepted” was recorded on February 5, 2023

Business title Senior Vice President, Chief Accounting Officer, and Corporate Controller from job requisition Senior Vice President, Chief Accounting Officer, and Corporate Controller (2001625)

Job offer was extended on February 5, 2023

Electronically signed by Ilaria Mocciaro on February 5, 2023

Electronically signed from 98.220.98.152

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